EXHIBIT 99.2

ANSYS, INC. FOURTH QUARTER AND FY 2012
EARNINGS ANNOUNCEMENT
PREPARED REMARKS
February 28, 2013

ANSYS is providing a copy of its prepared remarks in combination with its earnings announcement.  This process and these remarks are offered to provide stockholders and analysts with additional time and detail for analyzing our Q4 and FY 2012 results in advance of our quarterly conference call.  As previously scheduled, the conference call will begin today, February 28, 2013, at 10:30 a.m. Eastern Time and will include only brief overview comments followed by questions and answers. These prepared remarks will not be read on the call.

To access the live broadcast, please visit the Investor Relations section of ANSYS’ website at http://investors.ansys.com and click on audio webcasts.  The call can also be heard by dialing (877) 270-2148 (US) or (412) 902-6510 (CAN & INT’L) at least five minutes prior to the call and referencing conference code “ANSYS”.  A replay will be available within two hours of the call’s completion at http://investors.ansys.com or at (877) 344-7529 (US) or (412) 317-0088 (CAN and INT’L) and referencing the access code 10024047.

NON-GAAP SUPPLEMENTAL INFORMATION

In addition to our GAAP information, ANSYS has historically provided non-GAAP supplemental information. Our reasons for providing this information are described later in this document, as well as in our Q4 2012 earnings press release, which can be found on our website in the press release section. Reconciliations of GAAP to non-GAAP information are also provided. In line with our historical practice, the financial information below is presented on a supplemental, non-GAAP basis unless otherwise indicated.

FOURTH QUARTER AND FY 2012 OVERVIEW

The fourth quarter financial results demonstrated that we are committed to executing and delivering on our goals. We reported consolidated non-GAAP revenue of $224.5 million, an increase of 12% in constant currency (11% in reported currency), above the high end of our guidance. We also finished ahead of the high end of our fourth quarter guidance on non-GAAP EPS at $0.79. Our record fourth quarter and FY 2012 non-GAAP revenues of $224.5 million and $807.7 million, respectively, were driven by a combination of growth across our three major geographies, supplemented by Esterel’s contribution. Our sales performance and customer engagements demonstrated continued support of our long-term vision and strategy of Simulation Driven Product Development™.  This translated to record non-GAAP EPS results of $0.79 and $2.91 for Q4 2012 and FY 2012, respectively.  Additionally, our key metrics and the long-term fundamentals of the ANSYS business remain intact. Software license revenue grew 10% and maintenance grew 16% in constant currency.  This is indicative of a lower level of Q4 seasonal influences on new paid-up license revenue as compared to Q4 of 2011, and other historic fourth quarters, when the economic trends and year-end customer spending were more robust. That being said, there were the usual pockets of strength and weakness in our Q4 revenue results that largely are reflective of the ongoing uncertain macroeconomic and political environments that continued to weigh on customer sentiment and the predictability around the closing of deals.   Our solid, top line performance in Q4 and FY 2012 contributed to building our balance sheet and resulted in industry-leading margins of 49.3% for the fourth quarter and 50.1% for FY 2012.

•
We experienced revenue growth in each major product line.  We also saw continued sales expansion in many of our major accounts, complemented by the addition of new customers.  This is reflected in the 10% constant currency growth in software license revenue in Q4 2012 as compared to last year’s Q4 and 19% for FY 2012 as compared to FY 2011.  Equally as important, our maintenance revenue grew 16% in constant currency over Q4 2011 and 15% over FY 2011. Our recurring revenue base continued to remain strong at 66% of Q4 2012 revenue and 69% of FY 2012 revenue.  There was continued progress in portfolio sales efforts, cross-selling and customer engagement activities to continue building the pipeline for Q1 2013 and beyond.

•	Our direct and indirect businesses provided 74% and 26% of revenue, respectively, for both Q4 and FY 2012.

•
During Q4 2012, we had 22 customers with orders in excess of $1 million. These orders included elements of both new and renewal business. This compares to 22 customers with orders in excess of $1 million in Q4 2011. Also, in FY 2012 we demonstrated results in extending and elevating our relationships within our major accounts to achieve a new customer relationship milestone for ANSYS - four customers with annual sales above $10 million, up from one in FY 2011.

•
As we discussed on the last earnings call, we have been and will continue to make judicious investments across many elements of our business. These investments will continue to be balanced against the realities of the ongoing macroeconomic challenges facing both ANSYS and our customers. The non-GAAP operating margin for the fourth quarter was 49.3%, slightly ahead of our target range, and 50.1% for FY 2012.  The strong margin performance was mostly driven by our over-performance on revenue, and our own ongoing internal discipline.  The GAAP operating margin was also strong at 37.0% and 36.9%, for the fourth quarter and FY 2012, respectively.

•	During the fourth quarter, we repurchased 500,000 shares at an average price of $67.77 per share. During FY 2012, we repurchased a total of 1.5 million shares at an average price of $63.65.

•
As we have been highlighting throughout 2012, we continue to see robust interest in our high-performance computing (HPC) offerings and strategy.  ANSYS customers have embraced the enormous benefits of using multiple processors, or clusters of computers, to tackle their most sophisticated simulation challenges.  HPC adds tremendous value to engineering simulation by enabling the creation of large, high-fidelity models that yield accurate and detailed insight into the performance of a proposed design.  High-fidelity simulations allow engineering teams to innovate with a high degree of confidence that their products will meet customer expectations because their extremely accurate simulations are predicting the actual performance of the product under real-world conditions.  ANSYS users today scale their largest simulations across thousands of processing cores, conducting simulations with more than a billion cells.   ANSYS is committed to delivering HPC performance and capabilities to take our customers to new heights of simulation fidelity, engineering insight and continuous innovation.

•
In December 2012, we released ANSYS 14.5®, which provides customers with a number of new and advanced features that bolster product performance and integrity through deeper design insight. New multiphysics capabilities are seamlessly brought together with the ANSYS Workbench™ platform to deliver unmatched engineering productivity and innovation. The many new features in ANSYS 14.5 align with our strategic roadmap of delivering physics depth and breadth that can be scaled to meet the changing needs of customers. We developed the advances with guidance from our most longstanding and most innovative customers. The outcome is yet another important step in delivering a comprehensive solution for Simulation Driven Product Development™.  Built on a platform that streamlines workflow among simulation applications, ANSYS 14.5 delivers many new and critical multiphysics enhancements, including the following:

•	New high performance computing solution that enables scalable throughput computing;
•	A groundbreaking Chip-Package-System (CPS) Design Flow solution;
•	Advanced meshing solutions;
•	Complex 3-D composites shape simulations;
•	Extended fluid-thermal multiphysics capabilities;
•
Esterel Technologies SCADE Suite® coupling with ANSYS Simplorer® - allowing companies to virtually validate power electronic and mechatronic systems earlier in the design process by simulating the embedded software with the hardware, including electrical, mechanical and fluidic subsystems;

•
Introduction of ANSYS HFSS™ for ECAD integration – this capability contributes to accuracy by enabling engineers to run complex 3-D HFSS simulations directly from the ANSYS Designer layout-based interface and from other popular layout-based ECAD environments.  We are very pleased to announce that ANSYS was awarded the Design Vision Award in the modeling and simulation tools category at a recent DesignCon Conference for ANSYS HFSS for ECAD with Cadence integration.

More information about ANSYS 14.5 can be found on our web site at www.ansys.com.

DEFERRED REVENUE AND BACKLOG

The Company’s deferred revenue and backlog are as follows:

(in thousands)	December 31, 2012	September 30, 2012	December 31, 2011	September 30, 2011
Current Deferred Revenue	$305,793	$273,636	$259,155	$225,729
Long-Term Deferred Revenue and Unbilled Backlog	$73,834	$47,557	$67,536	$69,328
Total Deferred Revenue and Unbilled Backlog	$379,627	$321,193	$326,691	$295,057

As a result of the fair value provisions applicable to the accounting for business combinations, the Company typically records acquired deferred revenue at an amount that is lower than the historical carrying value.  The impact of this adjustment on GAAP revenue was $3.7 million for Q4 2012 and $9.6 million for FY 2012.  The expected impact of this adjustment on GAAP revenue is $1.8 million for Q1 2013 and $4.6 million for FY 2013.

NON-GAAP REVENUE

	ANSYS, Inc.
	Q4 2012 vs. Q4 2011 REVENUE COMPARISON
	(Unaudited)
($ in thousands)				Q4 2011 Non-GAAP Revenue			Q4 12 vs. Q4 11 % Growth			Q4 12 vs. Q4 11 % Growth
	Q4 2012 Non-GAAP Revenue									In Constant Currency
	Combined	ANSYS	Apache	Combined	ANSYS	Apache	Combined	ANSYS	Apache	Combined

Total Lease	$73,072	$56,748	$16,324	$66,634	$52,259	$14,375	9.66%	8.59%	13.56%	11.47%

Total Paid-Up	$71,104	$70,938	$166	$66,041	$65,948	$93	7.67%	7.57%	78.49%	8.68%

Total Maintenance	$74,372	$74,112	$260	$65,065	$64,811	$254	14.30%	14.35%	2.36%	15.92%

Total Service	$5,920	$5,856	$64	$5,165	$5,126	$39	14.62%	14.24%	64.10%	16.11%

Total Q4:	$224,468	$207,654	$16,814	$202,905	$188,144	$14,761	10.63%	10.37%	13.91%	12.11%

Esterel Revenue:  The Company completed its acquisition of Esterel Technologies, S.A. (“Esterel”) on August 1, 2012.  The Q4 2012 “ANSYS” results immediately above and the Q4 YTD 2012 “ANSYS” results immediately below include non-GAAP revenue from the Esterel acquisition of $6.2 million and $9.5 million, respectively.

          NON-GAAP REVENUE

	ANSYS, Inc.
	Q4 YTD 2012 vs. Q4 YTD 2011 REVENUE COMPARISON
	(Unaudited)
($ in thousands)				Q4 YTD 2011 Non-GAAP Revenue			Q4 YTD 12 vs. Q4 YTD 11			Q4 YTD 12 vs. Q4 YTD 11 % Growth
	Q4 YTD 2012 Non-GAAP Revenue									In Constant Currency
	Combined	ANSYS	Apache	Combined	ANSYS	Apache	Combined	ANSYS	Apache	Combined

Total Lease	$282,810	$219,340	$63,470	$227,392	$203,989	$23,403	24.37%	7.53%	171.20%	26.75%

Total Paid-Up	$226,041	$225,492	$549	$207,908	$207,760	$148	8.72%	8.53%	270.95%	10.77%

Total Maintenance	$278,153	$277,002	$1,151	$246,748	$246,336	$412	12.73%	12.45%	179.37%	14.82%

Total Service	$20,650	$20,340	$310	$19,022	$18,868	$154	8.56%	7.80%	101.30%	11.75%

Total Q4 YTD:	$807,654	$742,174	$65,480	$701,070	$676,953	$24,117	15.20%	9.63%	171.51%	17.40%

In constant currency, total consolidated non-GAAP revenue increased 12% in Q4 2012 as compared to Q4 2011 and 17% for FY 2012. Overall, our revenues continue to be fairly consistently spread, with 33% lease, 32% paid-up licenses, 33% maintenance and 3% service for Q4 2012 (sums to 101% due to rounding) and 35% lease, 28% paid-up licenses, 34%maintenance and 3% service for FY 2012. We saw healthy increases in paid-up licenses in Q4 and FY 2012, up 9% and 11% in constant currency, respectively. Our maintenance business also continued to grow, with our overall maintenance renewal rates continuing to be strong. Expansion in our major accounts contributed to new license revenue, as well as to the record high deferred revenue balance.

NON-GAAP GEOGRAPHIC HIGHLIGHTS

	ANSYS, Inc.
	Q4 2012 vs. Q4 2011 GEOGRAPHIC COMPARISON
	(Unaudited)
($ in thousands)				Q4 2011 Non-GAAP Revenue			Q4 12 vs. Q4 11 % Growth			Q4 12 vs. Q4 11 % Growth
	Q4 2012 Non-GAAP Revenue									In Constant Currency
	Combined	ANSYS	Apache	Combined	ANSYS	Apache	Combined	ANSYS	Apache	Combined
North America	$74,191	$64,144	$10,047	$70,483	$61,577	$8,906	5.26%	4.17%	12.81%	5.17%

Germany	$21,630	$21,391	$239	$19,839	$19,783	$56	9.03%	8.13%	326.79%	11.71%
United Kingdom	$9,387	$8,762	$625	$8,163	$7,673	$490	14.99%	14.19%	27.55%	11.63%
Other Europe	$44,485	$42,860	$1,625	$39,447	$37,995	$1,452	12.77%	12.80%	11.91%	16.97%
Total Europe	$75,502	$73,013	$2,489	$67,449	$65,451	$1,998	11.94%	11.55%	24.57%	14.78%

Japan	$31,740	$30,030	$1,710	$30,490	$28,949	$1,541	4.10%	3.73%	10.97%	8.27%
Other Gen. Int'l Area	$43,035	$40,467	$2,568	$34,483	$32,167	$2,316	24.80%	25.80%	10.88%	24.46%
Total Gen. Int'l Area	$74,775	$70,497	$4,278	$64,973	$61,116	$3,857	15.09%	15.35%	10.92%	16.86%

Total Q4:	$224,468	$207,654	$16,814	$202,905	$188,144	$14,761	10.63%	10.37%	13.91%	12.11%

NON-GAAP GEOGRAPHIC HIGHLIGHTS

	ANSYS, Inc.
	Q4 YTD 2012 vs. Q4 YTD 2011 GEOGRAPHIC COMPARISON
	(Unaudited)
($ in thousands)				Q4 YTD 2011 Non-GAAP Revenue			Q4 YTD 12 vs. Q4 YTD 11 % Growth			Q4 YTD 12 vs. Q4 YTD 11 % Growth
	Q4 YTD 2012 Non-GAAP Revenue									In Constant Currency
	Combined	ANSYS	Apache	Combined	ANSYS	Apache	Combined	ANSYS	Apache	Combined
North America	$280,603	$241,105	$39,498	$233,452	$218,902	$14,550	20.20%	10.14%	171.46%	20.22%

Germany	$82,535	$81,335	$1,200	$72,365	$72,236	$129	14.05%	12.60%	830.23%	20.48%
United Kingdom	$34,537	$32,484	$2,053	$30,860	$30,087	$773	11.92%	7.97%	165.59%	14.46%
Other Europe	$145,899	$139,827	$6,072	$137,115	$134,720	$2,395	6.41%	3.79%	153.53%	12.85%
Total Europe	$262,971	$253,646	$9,325	$240,340	$237,043	$3,297	9.42%	7.00%	182.83%	15.35%

Japan	$122,968	$116,769	$6,199	$113,127	$110,549	$2,578	8.70%	5.63%	140.46%	8.31%
Other Gen. Int'l Area	$141,112	$130,654	$10,458	$114,151	$110,459	$3,692	23.62%	18.28%	183.26%	24.91%
Total Gen. Int'l Area	$264,080	$247,423	$16,657	$227,278	$221,008	$6,270	16.19%	11.95%	165.66%	16.68%

Total Q4 YTD:	$807,654	$742,174	$65,480	$701,070	$676,953	$24,117	15.20%	9.63%	171.51%	17.40%

In North America, as anticipated, we continued to see the customer caution in many segments that began in Q3 2012, with the exception of electronics. In line with our Q4 outlook, we experienced very little year-end budget flush or large year-end spending for new licenses as compared to historical fourth quarters when the economic environment was more robust. The sales pipelines and customer engagement activities in North America, however, remain strong as demand for innovation continues to drive simulation investments. In addition, we are seeing an increased focus on reliability and materials cost reductions, as well as safety initiatives across multiple industries.

Despite ongoing macroeconomic concerns, Europe on whole delivered 15% growth in constant currency for both Q4 and FY 2012. Particularly notable was the double digit revenue growth in Germany and the UK, in both constant and reported currency, for FY 2012. The revenue growth in Europe was also supported by an increase in business from Eastern European countries and Russia. While volatility and prolonged customer procurement processes continued to impact the closing of new business in Q4, the overall sales pipeline, renewal rates and customer engagements in Europe remained intact.

With the exception of Japan, our General International Area (GIA) showed solid progress, growing 24% and 25% in constant currency for the quarter and the year, respectively.   Consistent with the previous quarters of 2012, during Q4, the Japan economy continued to struggle with its own macroeconomic and political issues.  These conditions led to reductions in the consumption of Japanese goods and corporate spending freezes.  Throughout the year, we continued to focus on and make progress in our strategic business development, finding new and complementary ways to better address the market opportunity and to increase sales productivity.  These internal improvement efforts, coupled with the recent weakening in the Yen, could be a catalyst for export-oriented customers as we head into 2013.

INDUSTRY HIGHLIGHTS

From our global list of Q4 major orders, but also evident in smaller orders, ANSYS’ software continues to grow in importance as customers increasingly benefit from the strategic business value of engineering simulation.  During Q4 2012, we continued to see growth from a combination of large domestic accounts, multi-nationals, emerging markets and industry verticals with time-sensitive, complex, multiphysics challenges. While all major industry sectors showed varying degrees of growth throughout Q4 and 2012, there are three sectors for which we would like to highlight our progress in securing, extending and elevating our relationships with customers.

Aerospace
Increasing oil prices, supply chain reorganization and currency valuations have put increased emphasis on innovation and competitiveness in the aircraft industry. The rise in environmental awareness is driving tighter regulations in areas such as noise and pollutants. As the provider of Simulation Driven Product Development™ tools, ANSYS is helping aircraft companies effectively position themselves in the highly competitive aircraft market.  The aircraft industry has pioneered the use of engineering simulation software to increase the safety and reduce the cost of testing some of the world’s most complex systems.  Today, many companies rely on software from ANSYS to accurately simulate aerodynamics, engine performance and other mission-critical behavior. Integrated and coupled comprehensive multiphysics capabilities from ANSYS account for the interactions of different physical phenomena in the industry's highly integrated, interdependent systems.  Engineered scalability enables individual users, departments or entire business units with various requirements for analysis to perform serial or parallel computations on individual laptops, compute clusters or enterprise-wide computing resources.

Automotive
The past few years have been an exciting time for the automotive industry, which is undergoing fundamental, revolutionary changes on several fronts. Governments, market sectors and consumers are demanding better fuel efficiency and reduced environmental impact. As a result, R&D efforts focus on rethinking engines and powertrains from scratch. The already-fierce competition has increased as vehicle makers compete to be the first to market with next-generation vehicles.  Furthermore, there is a great shift in the industry’s geographic spread. The rising economies of China, India and other developing countries are supporting steady double-digit growth in automotive sales.  China has surpassed the United States as the largest automotive market in the world.  Customer preferences are changing as well: the preference is for smaller, lighter, fuel-efficient vehicles. And vehicle types, styles and technologies continue to evolve, especially as the auto industry leverages the ongoing advances in electronics.  The massive changes are creating unprecedented opportunities, and ANSYS has the tools that are helping organizations gain a competitive advantage in building the cars of the future.

Electronics
The electronics industry has dramatically transformed the way we communicate, work, learn and entertain. The effects can be seen in new and evolving products, such as chips with nanometer-scale transistors, ultra-smart phones, fiber optic and wireless communication networks, and computers that fit into a shirt pocket. The leap in electronics capabilities is driving innovation in many industries, including automotive, aerospace and energy. In the global electronics arena, engineers face conflicting requirements to increase product functionality while reducing size and weight, lowering energy consumption and complying with stricter government regulations. Pressures from all sides are compounded by shrinking design cycles to meet narrowing windows of business opportunity.  To address the challenges, companies are utilizing multiphysics and multi-scale engineering simulation tools.  Areas of focus include thermal management, mechanical design and reliability, signal and power integrity, low-power and noise optimization, EMI/EMC, and high-speed circuit and electromechanical system simulation.

INCOME STATEMENT HIGHLIGHTS

Q4 2012 MARGINS AND OUTLOOK:  The respective non-GAAP gross and operating margins were 88.6% and 49.3% for the fourth quarter and 88.2% and 50.1% for FY 2012.

Looking ahead into Q1 2013, on a consolidated basis, we are targeting a non-GAAP gross profit margin of approximately 87% and an operating margin of approximately 47%.

Our current outlook for FY 2013 assumes a non-GAAP gross profit margin of 87% - 88% and a non-GAAP operating margin of 47% - 48%.

Q4 2012 TAX RATE AND OUTLOOK:  Our Q4 non-GAAP effective tax rate was 31.9% and our GAAP rate was 31.3%. Our 2012 non-GAAP effective tax rate was 31.5% and the 2012 GAAP rate was 30.7%.   Looking ahead into Q1 and FY 2013, we are currently forecasting an effective tax rate of approximately 31% - 32%. The Q1 tax rate will be positively impacted by approximately 1% related to the reinstatement of the U.S. research and development credit, retroactive to 2012, that was enacted through legislation passed by the U.S. Congress in January 2013.  The impact of this legislation on the FY 2013 effective tax rate is insignificant.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

•	Cash and short-term investments totaled $577 million as of December 31, 2012, of which 69% is held domestically.
•	Cash flows from operations were $69.6 million for the fourth quarter of 2012 and $298.4 million for FY 2012.
•	Consolidated net DSO of 42 days.

•	In Q4, we made the quarterly contractual principal payment of $26.6 million on our long-term debt. The total remaining debt balance of $53.1 million carries an effective interest rate of 1.06% for Q1.
•
Capital expenditures totaled $6.1 million for the fourth quarter and $24.0 million for FY 2012.  We are currently planning for total 2013 capital expenditures in the range of $35 - $45 million. This includes spending related to the Company’s new headquarters facilities that are currently underway.

SHARE COUNT AND SHARE REPURCHASE

We had 94.9 million fully diluted weighted average shares outstanding in Q4.  We repurchased 500,000 shares during Q4 at an average price of $67.77 per share. During FY 2012, we repurchased a total of 1.5 million shares at an average price of $63.65. The Company currently has 3.0 million shares remaining in its authorized share repurchase program. We are currently expecting approximately 95.5 million fully diluted shares outstanding in Q1 2013 and 95.5 - 96.0 million outstanding for FY 2013.

STOCK-BASED COMPENSATION EXPENSE

ANSYS, Inc.
STOCK-BASED COMPENSATION EXPENSE BREAKDOWN
($ in thousands)	Three Months Ended		Year-to-Date
	12/31/2012	12/31/2011	12/31/2012	12/31/2011
Cost of sales:
Software Licenses	$339	$286	$1,478	$556
Maintenance & service	$552	$490	$2,232	$1,897

Operating expenses:
SG&A	$4,003	$3,339	$15,278	$12,501
R&D	$3,591	$2,399	$13,427	$8,134

Total Expense Before Taxes	$8,485	$6,514	$32,415	$23,088
Related Income Tax Benefits	$(2,179)	$(1,755)	$(8,509)	$(5,552)
Expense, net of taxes	$6,306	$4,759	$23,906	$17,536

CURRENCY

CURRENCY IMPACT COMPARED TO Q4 2011 and FY 2011:  The 2012 fourth quarter revenue and operating income were unfavorably impacted by currency fluctuations of $3.0 million and $1.9 million, respectively.  The FY 2012 revenue and operating income were unfavorably impacted by currency fluctuations of $15.4 million and $7.5 million, respectively.

CURRENCY OUTLOOK:  As we saw throughout each quarter of FY 2012, the Company’s reported results will be impacted by currency fluctuations, particularly by rate movements in the Euro, British Pound and Japanese Yen.  In our current outlook, we are adjusting our currency rate assumptions for Q1 2013 to 1.31 - 1.34 for the Euro, 1.55 - 1.58 for the British Pound and 89 – 92 for the Japanese Yen.  For FY 2013, our currency rate assumptions include 1.30 – 1.33 for the Euro, 1.51 – 1.54 for the British Pound and 90 - 93 for the Japanese Yen.  These rates compare to those provided with our previous FY 2013 guidance of 1.29 - 1.32 for the Euro, 1.60 - 1.63 for the British Pound and 78 - 81 for the Japanese Yen.

OUTLOOK

Q1 and FY 2013 OUTLOOK:
Based on our current sales visibility, the assumption of a continuation of a similar business climate to that we experienced in the fourth quarter and updates to our previous currency rate assumptions, including the recent significant weakening of the Japanese Yen and British Pound, we are providing our initial outlook for Q1 2013.  We are currently forecasting non-GAAP revenue in the range of $200.0 - $206.0 million and GAAP revenue in the range of $198.2 - $204.2 million; non-GAAP diluted EPS in the range of $0.67 - $0.70 and GAAP diluted EPS in the range of $0.48 - $0.53.

We are also updating our previous outlook for the full year of 2013.  Based on the aforementioned factors, but primarily in consideration of the recent weakening of the Japanese Yen and British Pound, we are adjusting our outlook for FY 2013 non-GAAP revenue to a range of $880 - $905 million, or top line consolidated growth in the 9% to 12% range, and GAAP revenue in the range of $875.4 - $900.4 million.  Our non-GAAP diluted EPS outlook for FY 2013 remains in the range of $3.00 - $3.12 and we expect GAAP diluted EPS in the range of $2.25 - $2.41.

This outlook factors in updated currency rate assumptions, planned increases in sales capacity and other headcount additions, our current visibility around sales pipelines and forecasts, and the inclusion of Esterel for a full year in FY 2013.  However, as we have said in the past, and will continue to reiterate, there are many things that we have no control over, including the macro-economic environment, customer sentiment and procurement patterns, government and tax policies, and currency rate volatility.  We do however have the benefit of a solid, repeatable business base; a diversified, geographic and industry footprint; and a world-class customer base that have helped us.

CLOSING COMMENTS

As we enter into 2013, the emphasis will be a continued focus on execution and technological differentiation.  Customer acceptance of our vision and unique value proposition, coupled with the investments we are making in the business and in the expansion of our systems approach to simulation, make us very optimistic about our long-term opportunity. We believe that if the economic environment improves in the back half of 2013 or into 2014, we are well positioned to achieve our more robust financial targets.  We continue to be propelled by a strong combination of a solid business model, loyal customers, dedicated channel partners, great technology and talented, committed employees across the globe.

FORWARD-LOOKING STATEMENTS AND RISK FACTORS

Information provided by the Company or its spokespersons, including the above statements and any others in this document that refer to plans and expectations for the first quarter of 2013,  FY 2013 and the future are forward-looking statements. The Company cautions investors that its performance (and, therefore, any forward-looking statement) is subject to risks and uncertainties.  A detailed discussion of these risks and other factors that could affect ANSYS’ results is included in ANSYS’ SEC filings, including the report on Form 10-K for the year ended December 31, 2012, filed on February 28, 2013.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

ANSYS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures
 (Unaudited)
(in thousands, except percentages and per share data)

	Three Months Ended

	December 31, 2012				December 31, 2011

	As	Non-GAAP			As	Non-GAAP
	Reported	Adjustments		Results	Reported	Adjustments		Results

Total revenue	$220,748	$3,720	(1)	$224,468	$198,209	$4,696	(4)	$202,905

Operating income	81,639	29,026	(2)	110,665	73,143	26,478	(5)	99,621

Operating profit margin	37.0%			49.3%	36.9%			49.1%

Net income	$56,063	$19,264	(3)	$75,327	$47,457	$17,384	(6)	$64,841

Earnings per share - diluted:
Diluted earnings per share	$0.59			$0.79	$0.50			$0.68
Weighted average shares - diluted	94,945			94,945	94,720			94,720

(1)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with accounting for deferred revenue in business combinations.
(2)
Amount represents $16.8 million of amortization expense associated with intangible assets acquired in business combinations, $8.5 million of stock-based compensation expense and the $3.7 million adjustment to revenue as reflected in (1) above.

(3)	Amount represents the impact of the adjustments to operating income referred to in (2) above, adjusted for the related income tax impact of $9.8 million.
(4)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with accounting for deferred revenue in business combinations.
(5)
Amount represents $15.1 million of amortization expense associated with intangible assets acquired in business combinations, $6.5 million of stock-based compensation expense, the $4.7 million adjustment to revenue as reflected in (4) above and $0.1 million of transaction expenses related to the Apache acquisition.

(6)	Amount represents the impact of the adjustments to operating income referred to in (5) above, adjusted for the related income tax impact of $9.1 million.

Note: The 2011 GAAP and non-GAAP net income and earnings per share data reflected above include approximately $4.8 million, or $0.05 per share, related to income tax expense associated with reductions to the Japanese corporate tax rate, beginning with the 2013 tax year.  This legislation, enacted on November 30, 2011, resulted in an additional $4.8 million in deferred tax expense due to the reduction in the value of the net deferred tax assets of the Company’s Japanese subsidiaries.

ANSYS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures
 (Unaudited)
(in thousands, except percentages and per share data)

	Twelve Months Ended

	December 31, 2012				December 31, 2011

	As	Non-GAAP			As	Non-GAAP
	Reported	Adjustments		Results	Reported	Adjustments		Results
Total revenue	$798,018	$9,636	(1)	$807,654	$691,449	$9,621	(4)	$701,070

Operating income	294,253	110,290	(2)	404,543	265,559	86,550	(5)	352,109

Operating profit margin	36.9%			50.1%	38.4%			50.2%

Net income	$203,483	$73,304	(3)	$276,787	$180,675	$58,301	(6)	$238,976

Earnings per share - diluted:
Diluted earnings per share	$2.14			$2.91	$1.91			$2.53
Weighted average shares - diluted	94,954			94,954	94,381			94,381

(1)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with accounting for deferred revenue in business combinations.
(2)
Amount represents $67.3 million of amortization expense associated with intangible assets acquired in business combinations, $32.4 million of stock-based compensation expense, the $9.6 million adjustment to revenue as reflected in (1) above and $0.9 million of transaction expenses related to the Esterel acquisition.

(3)	Amount represents the impact of the adjustments to operating income referred to in (2) above, adjusted for the related income tax impact of $37.0 million.
(4)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with accounting for deferred revenue in business combinations.
(5)
Amount represents $51.7 million of amortization expense associated with intangible assets acquired in business combinations, $23.1 million of stock-based compensation expense, the $9.6 million adjustment to revenue as reflected in (4) above and $2.1 million of transaction expenses related to the Apache acquisition.

(6)	Amount represents the impact of the adjustments to operating income referred to in (5) above, adjusted for the related income tax impact of $28.2 million.

Note:  The 2011 GAAP and non-GAAP net income and earnings per share data reflected above include approximately $4.8 million, or $0.05 per share, related to income tax expense associated with reductions to the Japanese corporate tax rate, beginning with the 2013 tax year.  This legislation, enacted on November 30, 2011, resulted in an additional $4.8 million in deferred tax expense due to the reduction in the value of the net deferred tax assets of the Company’s Japanese subsidiaries.

USE OF NON-GAAP MEASURES

The Company provides non-GAAP revenue, non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share as supplemental measures to GAAP regarding the Company's operational performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. A detailed explanation of each of the adjustments to such financial measures is described below. This press release also contains a reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure.

Management uses non-GAAP financial measures (a) to evaluate the Company's historical and prospective financial performance as well as its performance relative to its competitors, (b) to set internal sales targets and spending budgets, (c) to allocate resources, (d) to measure operational profitability and the accuracy of forecasting, (e) to assess financial discipline over operational expenditures and (f) as an important factor in determining variable compensation for management and its employees. In addition, many financial analysts that follow our Company focus on and publish both historical results and future projections based on non-GAAP financial measures. We believe that it is in the best interest of our investors to provide this information to analysts so that they accurately report the non-GAAP financial information. Moreover, investors have historically requested, and the Company has historically reported, these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of the Company's competitors and may not be directly comparable to similarly titled measures of the Company's competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

The adjustments to these non-GAAP financial measures, and the basis for such adjustments, are outlined below:

Acquisition accounting for deferred revenue and its related tax impact. Historically, the Company has consummated acquisitions in order to support the Company’s strategic and other business objectives.  In accordance with the fair value provisions applicable to the accounting for business combinations, acquired deferred revenue is often recorded on the opening balance sheet at an amount that is lower than the historical carrying value.  Although this acquisition accounting requirement has no impact on the Company's business or cash flow, it adversely impacts the Company's reported GAAP revenue in the reporting periods following an acquisition. In order to provide investors with financial information that facilitates comparison of both historical and future results, the Company provides non-GAAP financial measures which exclude the impact of the acquisition accounting adjustment. The Company believes that this non-GAAP financial adjustment is useful to investors because it allows investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making and (b) compare past and future reports of financial results of the Company as the revenue reduction related to acquired deferred revenue will not recur when related annual lease licenses and software maintenance contracts are renewed in future periods.

Amortization of intangibles from acquisitions and its related tax impact. The Company incurs amortization of intangibles, included in its GAAP presentation of amortization expense, related to various acquisitions it has made in recent years. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Accordingly, management does not consider these expenses for purposes of evaluating the performance of the Company during the applicable time period after the acquisition, and it excludes such expenses when making decisions to allocate resources. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making and (b) compare past reports of financial results of the Company as the Company has historically reported these non-GAAP financial measures.

Stock-based compensation expense and its related tax impact. The Company incurs expense related to stock-based compensation included in its GAAP presentation of cost of software licenses, cost of maintenance and service, research and development expense and selling, general and administrative expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, management excludes these expenses for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company. Specifically, the Company excludes stock-based compensation during its annual budgeting process and its quarterly and annual assessments of the Company's and management's performance. The annual budgeting process is the primary mechanism whereby the Company allocates resources to various initiatives and operational requirements. Additionally, the annual review by the board of directors during which it compares the Company's historical business model and profitability to the planned business model and profitability for the forthcoming year excludes the impact of stock-based compensation. In evaluating the performance of senior management and department managers, charges related to stock-based compensation are excluded from expenditure and profitability results.  In fact, the Company records stock-based compensation expense into a stand-alone cost center for which no single operational manager is responsible or accountable.  In this way, management is able to review, on a period-to-period basis, each manager's performance and assess financial discipline over operational expenditures without the effect of stock-based compensation. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in its financial reporting, as well as comparability with competitors' operating results.

Transaction costs related to business combinations.  The Company incurs expenses for professional services rendered in connection with business combinations, which are included in its GAAP presentation of selling, general and administrative expense.  These expenses are generally not tax-deductible.  Management excludes these acquisition-related transaction costs for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company, as it generally would not have otherwise incurred these expenses in the periods presented as a part of its continuing operations.  The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in its financial reporting, as well as comparability with competitors' operating results.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The Company's non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures as listed below:

GAAP Reporting Measure	Non-GAAP Reporting Measure
Revenue	Non-GAAP Revenue
Operating Income	Non-GAAP Operating Income
Operating Profit Margin	Non-GAAP Operating Profit Margin
Net Income	Non-GAAP Net Income
Diluted Earnings Per Share	Non-GAAP Diluted Earnings Per Share